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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2001

MEDICALOGIC/MEDSCAPE, INC.
(Exact name of registrant as specified in its charter)

Oregon (State of other jurisdiction incorporation or organization)	000-28285 (Commission File Number)	93-0890696 (I.R.S. Employer Identification No.)

20500 NW Evergreen Parkway
Hillsboro, Oregon 97124
(Address of principal executive offices)

(503) 531-7000
(Registrant's telephone number,
including area code)

Item 2. Acquisition or Disposition of Assets

    On November 7, 2001, MedicaLogic/Medscape, Inc. (the "Company") executed a Restructuring Agreement with Viacom Inc. ("Viacom") in which the Company and Viacom terminated their relationship. In exchange for cancellation of all agreements between the Company and Viacom, Viacom paid the Company $10 million in cash and transferred to the Company the 4,695,892 shares of Company stock held by Viacom that were originally issued at the onset of the relationship. This transaction closed on November 7, 2001. The amount of consideration received by the Company was determined by arm's-length negotiations between the parties. Prior to this transaction, Viacom beneficially owned approximately 8.3% of the Company's outstanding common stock. The Company returned to Viacom the approximately $111.3 million outstanding balance of CBS advertising inventory which had a carrying value of approximately $56.6 million at November 7, 2001. As a result of the disposal of the advertising inventory, the Company will recognize a loss on the disposal of approximately $46.7 million during the quarter ended December 31, 2001. The Company will cease all uses of the CBS logo and trademark and the "healthwatch" trademark and subsequently, the Company's consumer Web site will be renamed Medscape Health for Consumers and can be accessed via www.Medscapehealth.com.

    The agreement also terminates Viacom's right to have a representative on the Company's Board of Directors. As a result, Andrew Heyward, Viacom's representative on the Company's Board of Directors, has resigned.

Item 7. Financial Statements and Exhibits

(c)
Exhibits.

2.
Form of Restructuring Agreement, dated as of November 7, 2001, between MedicaLogic/Medscape, Inc. and Viacom Inc.

Signatures

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Hillsboro, State of Oregon, on November 16, 2001.

MEDICALOGIC/MEDSCAPE, INC.
By:	/s/ DONALD A. BLOODWORTH Donald A. Bloodworth Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
2.	Form of Restructuring Agreement, dated as of November 7, 2001, between MedicaLogic/Medscape, Inc. and Viacom Inc.

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Signatures
EXHIBIT INDEX